SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                        Commission File Number: 000-1555


                            Communication Cable, Inc.
             (Exact name of registrant as specified in its charter)


     P.O. Box 1757, 1378 Charleston Drive, Sanford, NC 27330 (919) 775-7775
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common Stock, $1.00 Par Value
            (Title of each class of securities covered by this Form)


                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]           Rule 12h-3(b)(1)(ii)      [  ]
            Rule 12g-4(a)(1)(ii)    [  ]          Rule 12h-3(b)(2)(i)       [  ]
            Rule 12g-4(a)(2)(i)     [  ]          Rule 12h-3(b)(2)(ii)      [  ]
            Rule 12g-4(a)(2)(ii)    [  ]          Rule 15d-6                [  ]
            Rule 12h-3(b)(1)(i)     [X]


       Approximate number of holders of record as of the certification or notice date: 150



                   Pursuant to the requirements of the Securities Exchange Act of 1934, Communication Cable, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  DATE:  March 7, 1996                              BY:     /s/ James R. Fore
                                                            James R. Fore
                                                            President